Exhibit 99.1

Argonaut Technologies, Inc. Broadens Its Agreement to Sell Stock and Certain Assets to Biotage AB

- Transaction Value Increases With the Addition of Assets of the Process Development Business

REDWOOD CITY, Calif., March 17 — Argonaut Technologies (Nasdaq: AGNT), today announced it has amended its definitive agreement with Biotage AB (Stockholm: BIOTa.ST) of Uppsala, Sweden to increase the purchase price to $21.2 million in cash and to include the sale of certain assets (excluding receivables) and the assumption of specified liabilities, including warranty service and maintenance, and accounts payable of up to $350,000 associated with its remaining Process Development Products and Services. Under the amended agreement Biotage will also take on the employment responsibility for additional Argonaut employees associated with its Process Development Business. On February 21, 2005 the Company entered into a definitive agreement with Biotage AB under which Argonaut Technologies agreed to sell stock and certain assets of its consumables and flash chromatography business for approximately $19.9 million in cash.

The Company will file an amended proxy statement to reflect the new terms and conditions. The agreement with Biotage AB was amended in response to an unsolicited proposal from a third party.

The agreement is part of Argonaut’s ongoing effort announced in November 2004 to evaluate and pursue strategic alternatives. Argonaut Technologies intends to distribute a significant portion of the net proceeds received in the sale to stockholders promptly after the closing of the transaction, which is subject to stockholder approval and other customary closing conditions. Argonaut Technologies expects that the stockholder meeting to approve this sale will be held during the second quarter of 2005.

About Argonaut Technologies

Argonaut Technologies, Inc. is a leading provider of consumables, instruments, and services designed to help the pharmaceutical industry accelerate drug development. The company’s products enable chemists to increase productivity, reduce operating costs, achieve faster time to market, and test the increasing number of targets and chemical compounds available for drug development. Argonaut Technologies develops products in close consultation and collaboration with scientists from leading pharmaceutical companies. More than 1,200 customers use Argonaut’s products worldwide. For more information, visit www.argotech.com or contact Argonaut Technologies at 650-716-1600.

About Biotage AB

Biotage is a global company active in life science research with strong technologies, a broad range of operations and a long-term view of the market. The company offers solutions, knowledge and experience in the areas of genetic analysis and medicinal chemistry. Customers include the world’s top 30 pharmaceutical companies, 20 largest biotech companies and leading academic institutes. The company is headquartered in Uppsala and has offices in the US, Japan and several European countries. Biotage has approximately 221 employees and had sales of 366,6 MSEK in 2003. Biotage is listed on the Stockholm stock exchange. Website: www.biotage.com.

Forward Looking Statements

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”). Argonaut disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such forward-looking statements include, without limitation, statements regarding the anticipated timing of the transaction, the distribution of the net the proceeds of the transaction and our evaluation of potential strategic transactions. Any such forward-looking statements reflect the judgment of our management as of the date of this release, and involve risks and uncertainties, including the risks that the asset sale might not be consummated in a timely manner, the reaction of customers to the transaction, we may incur additional liabilities, that our expenses may be higher than estimated, that the settlement of our liabilities could be higher than expected and other risk factors are discussed in Argonaut’s Annual Report on Form 10-K for the year ended December 31, 2003, in its most recent quarterly report on Form 10-Q for the quarter ended September 30, 2004, and its other reports filed with the Securities and Exchange Commission.

Solicitation of Proxies

Argonaut, its directors, executive officers and certain other members of Argonaut’s Management and employees may be soliciting proxies from Argonaut’s stockholders in favor of the transaction and the directors and officers of Argonaut may be deemed to be participants in Argonaut’s solicitation of proxies. Information concerning the participants is set forth in the preliminary Proxy Statement filed by Argonaut with the Securities and Exchange Commission, which will be amended to reflect the new terms of the transaction.